UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

INDIA GLOBALIZATION CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, MD, 20814
(301) 983-0998

June ____, 2008

To the Stockholders of India Globalization Capital, Inc.:

A Special Meeting of stockholders of India Globalization Capital, Inc. (“IGC”) will be held on Tuesday, July 15, 2008 at 10:00 a.m., Eastern Standard Time, at the offices of Seyfarth Shaw, LLP, 815 Connecticut Ave, N.W., Suite 500, Washington, D.C. 20006. You are cordially invited to attend.

At this important meeting, you will be asked to consider and vote upon the following proposals:

•
To approve an amendment to IGC’s 2008 Omnibus Incentive Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan from 300,000 to 1,300,000, to reduce the base number of outstanding shares used to calculate adjustments to the shares under the plan from 13,974,500 to 8,570,107 and to make additional clarifying changes to the Plan (the “Incentive Plan Proposal”).

•	To transact such other business as may properly come before the meeting.

•	To approve any adjournments or postponements of the Special Meeting to a later date or dates, if necessary, for the purpose of soliciting additional proxies

The Notice of Special Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

Our board of directors has fixed the close of business on June 18, 2008 as the date for which our stockholders are entitled to receive notice of, and to vote at, our Special Meeting and any adjournments or postponements thereof. Only the holders of record of our common stock on that date are entitled to have their votes counted at our Special Meeting and any adjournments or postponements thereof.

We will not transact any other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement by our board of directors.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting.  Our board of directors unanimously recommends that you vote “FOR” the Incentive Plan Proposal.

YOUR VOTE IS IMPORTANT.  WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED.   If you are a stockholder of record of our common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

This proxy statement is dated June____, 2008, and is first being mailed to IGC stockholders on or about June ___, 2008.

I look forward to seeing you at the meeting.

Sincerely,

Ram Mukunda
Chief Executive Officer

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, MD, 20814
(301) 983-0998

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held July 15, 2008

TO THE STOCKHOLDERS:

Please take notice that a Special Meeting of the stockholders of India Globalization Capital, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, July 15, 2008, at 10:00 a.m., Eastern Standard Time, at the offices of Seyfarth Shaw, LLP, 815 Connecticut Ave, N.W., Suite 500, Washington, D.C. 20006, for the following purposes:

1.          To consider and vote upon a proposal to amend the Company’s 2008 Omnibus Incentive Plan (the “Plan”) to increase the share reserve by 1,000,000 shares from 300,000 to 1,300,000 shares, to reduce the base number of outstanding shares used to calculate adjustments to the shares under the plan from 13,974,500 to 8,570,107 and to make additional clarifying changes to the Plan.

2.          To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on June 18, 2008, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By order of the Board of Directors

/s/ RAM MUKUNDA
RAM MUKUNDA
Chief Executive Officer

Bethesda, Maryland
June __, 2008

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

Your execution of the accompanying proxy is solicited by the Board of Directors of India Globalization Capital, Inc. a Maryland corporation, for use at its Special Meeting of stockholders to be held on Tuesday, July 15, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about June __, 2008.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on June 18, 2008 will be entitled to vote at the meeting and any adjournment thereof. As of May 29, 2008, we had 8,570,107 shares of Common Stock outstanding, all of which are entitled to be voted with respect to all matters to be acted upon at the Special Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Unless otherwise noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.  We have also engaged Morrow & Co., LLC to solicit proxies on our behalf.  We anticipate that Morrow’s fees will be approximately $ 10,000.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of India Globalization Capital a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT OF OMNIBUS INCENTIVE PLAN

At the Special Meeting, the stockholders will be asked to approve an amendment to the Company’s Omnibus Incentive Plan (“Stock Plan”) to do the following: (i) increase by 1,000,000 the maximum number of shares of Common Stock that may be issued under the Stock Plan from 300,000 to 1,300,000 shares, (ii) decrease from 13,974,500 to 8,570,107 the base number of shares used to determine the annual increase in the maximum number of shares of Common Stock that may be issued under the Stock Plan and (iii) to clarify the definition of “Plan Year” to mean the Company’s fiscal year.

The Stock Plan was originally adopted by the Board of Directors in November 2007 and by the stockholders in March 2008.  As of May 29, 2008, no options or awards had been granted under the Stock Plan, leaving 300,000 shares available for future grants under the Stock Plan.  To enable the Company to continue to provide long-term equity incentives, the Board of Directors has amended the Stock Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the Stock Plan by 1,000,000 shares to an aggregate of 1,300,000 shares and to decrease from 13,974,500 to 8,570,107 the base number of shares used to determine the annual increase in the maximum number of shares of Common Stock that may be issued under the Stock Plan (the “Base Number”).

The Company’s continued employment growth and need for highly qualified employees, combined with the increased competition for the limited supply of qualified personnel, make the Stock Plan essential to the Company’s ability to recruit and retain its key employees. The Board of Directors believes that an adequate reserve of shares available for issuance under the Stock Plan is necessary to enable it to compete successfully with other companies to secure and retain valuable employees. The proposed amendments are intended to ensure that the Stock Plan will continue to be available with a reasonable number of shares to meet the Company’s needs.  One of the potential uses of the increase in shares is to provide additional equity compensation to Ram Mukunda, the Company’s Chief Executive Officer.  In March 2008 Mr. Mukunda agreed to transfer a 1,131,581 shares of Common Stock of the Company, amounting to approximately 2/3 of the shares owned by Mr. Mukunda and his wife Parveen (without taking the warrants held by Mr. Mukunda into account), to third parties to induce such third parties to acquire shares of the Company's common stock and to cause such shares to be voted in favor of the Company’s acquisition of a 63% equity interest in Sricon Infrastructures, Limited (“Sricon”) and a 77% equity interest in Techni Bharathi Limited (“TBL”).   While the compensation committee and the Board of Directors have not reached a final determination as to the number of options to be granted to Mr. Mukunda if the amendments to the Stock Plan are approved, we expect such grant to be between _______ and ________ options.

The change in the Base Number is a result of changes in the capitalization of the Company subsequent to the time the Stock Plan was initially approved.  The 13,974,500 figure represented the number of shares of Common Stock of the Company outstanding at the time that the Company initially solicited stockholder approval for the Stock Plan.  There are currently 8,570,107 shares of Common Stock outstanding.

Summary of the Provisions of the Stock Plan

The Stock Plan provides for the grant of incentive stock options, non-qualified stock options restricted and unrestricted stock awards and other stock-based awards to our and our subsidiary employees, directors and consultants.  Currently an aggregate of 300,000 shares of common stock initially, which number shall be increased each year on April 1, commencing April 1, 2008, by 15% of the number of shares issued and outstanding minus 13,974,500 are available for issuance under the Stock Plan.

In accordance with the terms of the Stock Plan, our board of directors has authorized our compensation committee to administer the Stock Plan. The compensation committee may delegate part of its authority and powers under the Stock Plan to one or more of our directors and/or officers, but only the compensation committee can make awards to participants who are our directors or executive officers. In accordance with the provisions of the Stock Plan, our compensation committee will determine the terms of options and other awards, including:

•	the determination of which employees, directors and consultants will be granted options and other awards;

•	the number of shares subject to options and other awards;

•	the exercise price of each option, which may not be less than fair market value on the date of grant;

•	the schedule upon which options become exercisable;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the Stock Plan.

The maximum term of options granted under the Stock Plan is ten years. Awards are generally subject to early termination upon the termination of employment or other relationship of the participant with us or our subsidiaries, whether such termination is at our option or as a result of the death or disability of the participant. Generally, in the event of a participant’s termination for cause, all outstanding awards shall be forfeited.

In addition, our compensation committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by our Stock Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant.

If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Upon a merger or other reorganization event, our board of directors may, in their sole discretion, take any one or more of the following actions pursuant to our Plan, as to some or all-outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;

•
upon written notice to a participant, (i) provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant; or (ii) terminate all unexercised outstanding options immediately prior to the consummation of such transaction unless exercised by the optionee;

•
in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the optionees equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•	provide that all or any outstanding options shall become exercisable in full immediately prior to such event; and

•
provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event.

Our stockholders may amend the Stock Plan. It may also be amended by the board of directors, provided that any amendment approved by the board of directors that is of a scope that requires stockholder approval as required in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422 or for any other reason is subject to obtaining such stockholder approval. If adopted, our Stock Plan will expire on the tenth anniversary of the adoption of the plan by our stockholders.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion was prepared by Seyfarth Shaw LLP, our counsel, with respect to the material federal income tax considerations relating to stock options and stock grants under the Stock Plan:

Incentive Stock Options:
Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to the company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income.” Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options:
Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants:
With respect to stock grants under the Stock Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

PLAN BENEFITS

The Company did not issue any options under the Stock Plan during the fiscal year ended March 31, 2008.  The granting of options is discretionary with the Board of Directors.

Vote Required and Board of Directors’ Recommendation.

The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Special Meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. “Broker non-votes,” on the other hand, will have no effect on the outcome of this vote.

The Board of Directors believes that the proposed amendment of the Stock Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE OPTION PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June __, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers, directors and our special advisors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, which is based upon 8,570,107 shares of common stock outstanding as of May 29, , 2008, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise noted, the nature of the ownership set forth in the table below is common stock of the Company.

The table below sets forth as of December 31, 2007, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class

Wachovia Corporation (2) One Wachovia Center Charlotte, North Carolina 28288-0137	1,650,977	19.26%

Brightline Capital Management, LLC (3) 1120 Avenue of the Americas, Suite 1505 New York, New York 10036	750,000	8.75%

Pine River Capital Management L.P. (4) 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305	2,099,700	24.50%

Steven Michael Oliveira (5) 18 Fieldstone Court New City, NY 10956	3,348,093	33.62%

Ranga Krishna (6)	2,460,977	27.78%

Ram Mukunda (7)	1,775,002	20.55%

Sudhakar Shenoy (8)	50,000	*

Suhail Nathani	50,000	*

Larry Pressler	25,000	*

P.G. Kakodkar	12,500	*

Shakti Sinha	12,500	*

Dr. Prabuddha Ganguli	12,500	*

Dr. Anil K. Gupta	25,000	*

All Executive Officers and Directors as a group (6 persons) (8)	4,335,979	48.57%

* Represents less than 1%

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.

(2)
Based on a Schedule 13G filed with the SEC on May 12, 2008 by Wachovia Corporation.   Wachovia Corporation is the indirect parent of Metropolitan West Capital Management, LLC, the owner of the shares.  [Dr. Ranga Krishna is entitled to 100% of the economic benefits of the shares.

(3)
Based on an amended Schedule 13G jointly filed with the SEC on May 28, 2008 by Brightline Capital Management, LLC (“Management”), Brightline Capital Partners, LP (“Partners”), Brightline GP, LLC (“GP”),  Nick Khera (“Khera”) and Edward B. Smith, III (“Smith”).  As disclosed in the amended Schedule 13G, Management and Khera are each the beneficial owners of 750,000 shares of common stock (8.75%), Smith is the beneficial owner of 1,031,500 shares of common stock (12.04%) including 281,500 shares over which he holds sole control of their voting and disposition, and Partners and GP are each the beneficial owners of 592,560 shares of common stock (6.91%), respectively.  The address for each of the foregoing parties is 1120 Avenue of the Americas, Suite 1505, New York, New York 10036.

(4)
Based on a Schedule 13G jointly filed with the SEC on March 18, 2008 by Pine River Capital Management L.P. (“Pine River”),  Brian Taylor (“Taylor”) and Nisswa Master Fund Ltd. (“Nisswa”).  As disclosed in the Schedule 13G, Pine River and Taylor are each the beneficial owners of 2,099,700 shares of common stock  (24.50%) and Nisswa is the beneficial owner of 1,284,300 shares of common stock  (14.99%), respectively.  The address for each of the foregoing parties is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(5)
 Includes warrants to purchase 1,389,320 shares of common stock which are exercisable within sixty (60) days of May 29, 2008, all of which are currently exercisable.  Includes  1,000,000 shares required to be transferred to Mr. Oliveira by Ranga Krishna, Ram Mukunda, John Cherin and Ferris, Baker Watts, Incorporated on September 8, 2008 pursuant to the terms of a certain Share Redistribution Agreement dated March 7, 2008.  Mr. Oliveira holds the shares and warrants through Oliveira Capital, LLC (“Capital”) and the Steven Oliveira IRA (the “IRA”).  Mr. Oliveira is President and sole managing member of Capital and trustee of the IRA.  The business address of Capital is 18 Fieldstone Court, New City, NY 10956.

(6)
Includes 236,450 shares required to be transferred by Dr. Krishna to third parties on September 8, 2008 pursuant to the terms of certain Share Redistribution Agreements and  includes warrants to purchase 290,000 shares of common stock which are exercisable within sixty (60) days of May 29, 2008, all of which are currently exercisable.  Includes 1,650,977 shares beneficially owned by Wachovia Corporation, which has sole voting and dispositive control over the shares.   Dr. Krishna is entitled to 100% of the economic benefits of the shares.  Giving effect to the share transfer, Dr. Krishna would be the beneficial owner of  2,224,527 shares (25.11%).

(7)
Includes 425,000 shares owned by Mr. Mukunda’s wife, Parveen Mukunda.   Includes 1,131,581  shares required to be transferred by Mr. Mukunda to third parties on September 8, 2008 pursuant to the terms of certain Share Redistribution Agreements and  includes warrants to purchase 66,668 shares of common stock which are exercisable within sixty (60) days of May 29, 2008, all of which are currently exercisable.  Giving effect to the share transfer, Mr. Mukunda would be the beneficial owner of  643,421 shares (7.45%).

(8)
Includes 1,650,977 shares beneficially owned by Wachovia Corporation, which has sole voting and dispositive control over the shares.   Dr. Krishna is entitled to 100% of the economic benefits of the shares and 425,000 shares owned by Mr. Mukunda’s wife, Parveen Mukunda.  Includes 1,368,031 shares required to be transferred by Mr. Mukunda and Dr. Krishna to third parties on September 8, 2008 and includes warrants to purchase 356,668 shares of common stock which are exercisable within sixty (60) days of May 29, 2008, all of which are currently exercisable.  Giving effect to the share transfers to be made by Dr. Krishna and Mr. Mukunda, the executive officers and directors would be the beneficial owners of  2,967,948 shares (33.25%).

Messrs. Mukunda and Krishna may be deemed our “parent,” “founder” and “promoter,” as these terms are defined under the Federal securities laws.

Equity Compensation Plan Information

There are no outstanding options, warrants or rights under our Omnibus Incentive Plan, our sole existing equity compensation plans as of March 31, 2008.

DIRECTORS, EXECUTIVE OFFICERS AND SPECIAL ADVISORS OF THE COMPANY

Our directors, executive officers and special advisors are as follows:

Name	Age	Position
Dr. Ranga Krishna	43	Chairman of the Board
Ram Mukunda	49	Chief Executive Officer, President and Director
John Selvaraj	63	Treasurer
Sudhakar Shenoy	60	Director
Richard Prins	50	Director
Suhail Nathani	42	Director
Larry Pressler	65	Special Advisor
Howard Gutman	50	Special Advisor
P.G. Kakodkar	71	Special Advisor
Shakti Sinha	50	Special Advisor
Dr. Prabuddha Ganguli	58	Special Advisor
Dr. Anil K. Gupta	58	Special Advisor

Sricon’s directors and executive officers are as follows:

Name	Age	Position
Ravindralal Srivastava	54	Chairman and Managing Director
Abhay Wakhare	37	GM Finance and Accounting
Ram Mukunda	49	Director

TBL’s directors and executive officers are as follows:

Name	Age	Position
Jortin Antony	40	Managing Director
M. Santhosh Kumar	41	Manager Finance and Accounting
Ram Mukunda	49	Director

Ranga Krishna, has served as our Chairman of the Board since December 15, 2005. Dr. Krishna previously served as a Director from May 25, 2005 to December 15, 2005 and as our Special Advisor from April 29, 2005 through June 29, 2005.  In 1998 he founded Rising Sun Holding, LLC, a $120 million construction and land banking company.  In September 1999, he co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India and over 200 employees. He has served as a director of Fastscribe since September 1999. He is currently the Managing Partner.  In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company with operations in India and over 150 employees, which assists U.S. pharmaceutical companies performing Phase II clinical trials in India. He is currently the Chairman and CEO of that company.  In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and places them in U.S. hospitals. Dr. Krishna is currently serving as the Chairman and CEO of that company. Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Worker’s Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).

Ram Mukunda has served as our Founder and Chairman since our inception on April 29, 2005 to December 15, 2005.  He continues to serve as the Chief Executive Officer, President and a Director since our inception on April 29, 2005 and as Executive Chairman from December 20, 2007. Since September 2004 Mr. Mukunda has served as Chief Executive Officer of Integrated Global Networks, LLC, a communications contractor in the U.S. Government space. From January 1990 to May 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services to the emerging economies. Startec was among the first carriers to have a direct operating agreement with India for the provision of telecom services. Mr. Mukunda was responsible for the organization and structuring of the acquisition of a number of companies by Startec, for strategic investments in companies with India-based operations or which provided services to India-based companies and for integrating the acquired companies with Startec. Under Mr. Mukunda’s tenure at Startec, the company made an initial public offering of its equity securities in 1997 and conducted a public high-yield debt offering in 1998. Mr. Mukunda further was responsible for the restructuring of Startec after the company filed for protection under Chapter 11 in December 2001. Startec emerged from Chapter 11 in 2004. Ferris, Baker Watts, Incorporated, the representative of the underwriters for the IPO, acted as the managing underwriter in connection with the initial public offering of Startec in 1997, and one of its executives is also a member of our board of directors.

From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity. Mr. Mukunda serves on the Board of Visitors at the University of Maryland, School of Engineering.  From 2001-2003, he was a Council Member at Harvard’s Kennedy School of Government’ Belfer Center of Science and International Affairs. Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award. He holds B.S. degrees in electrical engineering and mathematics and a MS in Engineering from the University of Maryland.

Sudhakar Shenoy, has served as our Director since May 25, 2005. Since January 1981, Mr. Shenoy has been the Founder, Chairman and CEO of Information Management Consulting, Inc., a business solutions and technology provider to the government, business, health and life science sectors. Mr. Shenoy is a member of the Non Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment. Mr. Shenoy was selected for the United States Presidential Trade and Development Mission to India in 1995. From 2002 to June 2005 he served as the chairman of the Northern Virginia Technology Council.  In 1970, Mr. Shenoy received a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology. In 1971 and 1973, he received an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

Richard Prins, has served as our Director since May 2007.  Since March 1996, he has been the Director of Investment Banking at Ferris, Baker Watts, Incorporated (FBW was the lead underwriter for our IPO).  Prior to Ferris, Baker Watts, from July 1988 to March 1996, Mr. Prins was Senior Vice President and Managing Director for the Investment Banking Division of Crestar Financial Corporation (SunTrust Banks).  From 1993 to 1998, he was with the leveraged buy out firm of Tuscarora Corporation. Since February 2003, he has been on the board of Amphastar Pharma and since April 2006 he has been on the board of Advancing Native Missions, a non-profit. Mr. Prins holds a B.A. degree from Colgate University (1980), and an M.B.A. from Oral Roberts University (1983).

Suhail Nathani, has served as our Director since May 25, 2005. Since September 2001, he has served as a partner at the Economics Laws Practice in India, which he co-founded. The 25-person firm focuses on consulting, general corporate law, tax regulations, foreign investments and issues relating to the World Trade Organization (WTO). From December 1998 to September 2001, Mr. Nathani was the Proprietor of the Strategic Law Group, also in India, where he practiced telecommunications law, general litigation and licensing. Mr. Nathani earned a LLM in 1991 from Duke University School of Law. In 1990 Mr. Nathani graduated from Cambridge University with a MA (Hons) in Law. In 1987 he graduated from Sydenham College of Commerce and Economics, Bombay, India.

John B. Selvaraj has served as our Treasurer since November 27, 2006.  From November 15, 1997 to August 10, 2007, Mr. Selvaraj served in various capacities with Startec, Inc., including from January 2001 to April 2006 as Vice President of Finance and Accounting, where he was responsible for SEC reporting and international subsidiary consolidation.  Prior to joining Startec, from July 1984 to December 1994, Mr. Selvaraj served as the Chief Financial and Administration Officer for the US office of the European Union.  In 1969, Mr. Selvaraj received a BBA in Accounting from Spicer Memorial College India, and an Executive MBA, in 1993, from Averette University, Virginia.  Mr. Selvaraj is a Charted Accountant (CA, 1971).

Sricon Management

Rabindralal B. Srivastava is Founder and Chairman of Sricon. In 1974, he started his career at Larsen and Toubro (L&T), one of India’s premier engineering and construction companies.  He subsequently, in 1994 as Vijay Engineering, became a civil engineering sub-contractor to L&T.  He worked as a sub-contractor for L&T in Haldia, West Bengal and Tuticorin in South India among others.  Under his leadership, Vijay Engineering expanded to include civil engineering and construction of power plants, water treatment plants, steel mills, sugar plants and mining.  In 1996, Mr. Srivastava founded Srivastava Construction Limited, which in 2004 changed its name to Sricon Infrastructure to address the larger infrastructure needs in India like highway construction. He merged Vijay Engineering and Sricon in 2004.  Mr. Srivastava graduated with a BSc. from Banaras University in 1974.  Mr. Srivastava founded Hi-tech Pro-Oil Complex in 1996.  The company is involved in the extraction of soy bean oil.  He founded Aurobindo Laminations Limited in 2003.  The company manufactures laminated particleboards.

Abhay Wakhare has been the General Manager of Finance and Accounting of Sricon since 2004, where he is responsible for finance, accounting, human resources, and is the corporate secretary of the company. Mr. Wakhare has broad experience having worked in several industries. From 2002-2004, he was the General Manager Finance, for the ammunitions manufacturing division of the Eros Group of companies. From 1999-2002, he was an entrepreneur having founded a perfume company. From 1996-1999, he was the chief executive officer of Disani Agro Limited, a $50m pesticide and herbicide manufacturer. From 1994-1996, he was the Assistant General Manager Finance, at Hindustan Lever.  Mr. Wakhare’s education and qualifications are as follows:  BCom (Bachelor of Commerce), 1990, M.Com, 1992, Nagpur University. IICA, 1993 (Indian Institute of Cost Accountants).  CFA, 1993 (Chartered Financial Analyst).  LLB 1993, (Bachelor of Law), Pune University.  MBA, 1994, Symbosis Institute of Management, Pune (ranked as the 4th  best business school in India in 2007, according to a survey conducted by Indian Institute of Management, Ahemdabad ) LLM, 1996, (Masters in Law), Osmaniya University.  M.Sc. Finance, 1997, Business School of Hyderabad.

TBL Management

Jortin Antony.  He has been the Managing Director of TBL since 2000.  Prior to that, he held various positions at Bhagheeratha starting as a management trainee in 1991.  From 1997 to 2000, he was the Director of Projects at Bhagheeratha. In 2003, Mr. Jortin Antony was awarded the Young Entrepreneur Award from the Rashtra Deepika.  He graduated with a B.Eng, in 1991, from Bangalore Institute of Technology, University of Bangalore.

M Santhosh Kumar, has been with TBL since 1991.  Since 2002 he has been the Deputy Manager (Finance and Accounting).  From 2000 to 2002, he was the Marketing Executive for Techni Soft (India) Limited, a subsidiary of Techni Bharathi Limited.  From 1991 to 2000, he held various positions at TBL in the Finance and Accounting department.  From 1986 to 1991, he worked as an accountant in the Chartered Account firm of Balan and Company.  In 1986 Mr. Santhosh Kumar graduated with a BA in Commerce from, Gandhi University, Kerala, India.

Special Advisors

Senator Larry Pressler has served as our Special Advisor since February 3, 2006. Since leaving the U.S. Senate in 1997, Mr. Pressler has been a combination of businessman, lawyer, corporate board director and lecturer at universities. From March 2002 to present he has been a partner in the New York firm Brock Law Partners. Prior to that, March 1997 to March 2002, he was a law partner with O’Connor & Hannan.

From 1979 to 1997, Mr. Pressler served as a member of the United States Senate. He served as the Chairman of the Senate Commerce Committee on Science and Transportation, and the Chairman of the Subcommittee on Telecommunications (1994 to 1997). From 1995 to 1997, he served as a Member of the Committee on Finance and from 1981 to 1995 on the Committee on Foreign Relations. From 1975 to 1979, Mr. Pressler served as a member of the United States House of Representatives. Among other bills, Senator Pressler authored the Telecommunications Act of 1996. As a member of the Senate Foreign Relations Committee, he authored the “Pressler Amendment,” which became the parity for nuclear weapons in Asia from 1980 to 1996.

In 2000, Senator Pressler accompanied President Clinton on a visit to India. He is a frequent traveler to India where he lectures at universities and business forums. He is a member of several boards of Indian and US companies including the board of directors for Infosys Technologies, Inc. (INFY). He serves on the board of directors for The Philadelphia Stock Exchange and Flight Safety Technologies, Inc. (FLST). From 2002 to 2005 he served on the board of advisors at Chrys Capital, a fund focused on investments in India. He was on the board of directors of Spectramind from its inception in 1999 until its sale to WIPRO, Ltd (WIT) in 2003.

In 1971, Mr. Pressler earned a Juris Doctor from Harvard Law School and a Masters in Public Administration from the Kennedy School of Government at Harvard. From 1964 to 1965 he was a Rhodes Scholar at Oxford University, England where he earned a diploma in public administration. Mr. Pressler is a Vietnam war veteran having served in the U.S. Army in Vietnam in 1967-68. He is an active member of the Veterans of Foreign Wars Association.

Howard Gutman has served as our Special Advisor since April 5, 2007.   Although he is not serving as an attorney for the Company, Mr. Gutman has been a lawyer in Washington D.C. for twenty-five years.  Mr. Gutman rejoined Williams & Connolly in October 1986 and became a partner in 1988.  He remains a partner at the firm today (although the firm has no role with the Company), where he is a business litigator.

From May 1985 to October 1986, he was Special Assistant to the Director William H. Webster of the Federal Bureau of Investigation.  From October 1982 to May 1985, Mr. Gutman was an associate at the law firm of Williams & Connolly.   Mr. Gutman has been active in Democratic politics for 20 years having served as an advisor to candidates for President, Governor, and Congress.  He assisted the Gore campaign in Florida in 2000.   Mr. Gutman, since 1983, has been an Associate Editor of Litigation Magazine and an active participant in the ABA’s Litigation Section.  He has also appeared on several episodes of the HBO series “K Street.”

Mr. Gutman was graduated from Columbia University with a B.A. Summa Cum Laude in 1977 and from the Harvard Law School, Magna Cum Laude in 1980.  From September 1980-September 1981, he served as a Law Clerk to The Honorable Irving L. Goldberg of the United States Court of Appeals for the Fifth Circuit.  From September 1981-September 1982, Mr. Gutman served as Law Clerk to The Honorable Potter Stewart,(retd), United States Supreme Court.

Anil K. Gupta has served as our Special Advisor since May 25, 2005.  Dr. Gupta has been Professor of Strategy and Organization at the University of Maryland since 1986.  He has been Chair of the Management & Organization Department, Ralph J. Tyser Professor of Strategy and Organization, and Research Director of the Dingman Center for Entrepreneurship at the Robert H. Smith School of Business, The University of Maryland at College Park, since July 2003.  Dr. Gupta earned a Bachelor of Technology from the Indian Institute of Technology in 1970, an MBA from the Indian Institute of Management in 1972, and a Doctor of Business Administration from the Harvard Business School in 1980.  Dr. Gupta has served on the board of directors of NeoMagic Corporation (NMGC) since October 2000 and has previously served as a director of Omega Worldwide (OWWP) from October 1899 through August 2003 and Vitalink Pharmacy Services (VTK) from July 1992 through July 1999.

P. G. Kakodkar has served as our Special Advisor since February 3, 2006. Mr. Kakodkar serves on the boards of several Indian companies, many of which are public in India. Since January of 2005 he has been a member of the board of directors of State Bank of India (SBI) Fund Management, Private Ltd., which runs one of the largest mutual funds in India. Mr. Kakodkar’s career spans 40 years at the State Bank of India. He served as its Chairman from October 1995 to March 1997. Prior to his Chairmanship, he was the Managing Director of State Bank of India (SBI) Fund Management Private Ltd., which operates the SBI Mutual Fund.

Some of Mr. Kakodkar’s board memberships are: Since July 2005, he has served on the board of directors of the Multi Commodity Exchange of India. Since April 2000, he has been on the board of Mastek, Ltd, an Indian software house specializing in client server applications. In June 2001, he joined the board of Centrum Capital Ltd, a financial services company. Since March 2000, he has been on the board of Sesa Goa Ltd., the second largest mining company in India. In April 2000, he joined the board at Uttam Galva Steel and in April 1999 he joined the board of Goa Carbon Ltd a manufacturer-exporter of petcoke. Mr. Kakodkar received a BA from Karnataka University and an MA from Bombay University, in economics, in 1954 and 1956, respectively. Mr. Kakodkar currently is an advisor to Societe Generale, India, which is an affiliate of SG Americas Securities, LLC, one of the underwriters of the IPO.

Shakti Sinha, has served as our Special Advisor since May 25, 2005. Since July 2004, Mr. Sinha has been working as a Visiting Senior Fellow, on economic development, with the Government of Bihar, India. From January 2000 to June 2004, he was a Senior Advisor to the Executive Director on the Board of the World Bank. From March 1998 to November 1999, he was the Private Secretary to the Prime Minister of India. He was also the Chief of the Office of the Prime Minister. Prior to that he has held high level positions in the Government of India, including from January 1998 to March 1998 as a Board Member responsible for Administration in the Electricity Utility Board of Delhi. From January 1996 to January 1998, he was the Secretary to the Leader of the Opposition in the lower house of the Indian Parliament. From December 1995 to May 1996, he was a Director in the Ministry of Commerce. In 2002, Mr. Sinha earned a M.S. in International Commerce and Policy from the George Mason University, USA. In 1978 he earned a M.A. in History from the University of Delhi and in 1976 he earned a BA (Honors) in Economics from the University of Delhi.

Prabuddha Ganguli has served as our Special Advisor since May 25, 2005. Since September 1996, Dr. Ganguli has been the CEO of Vision-IPR. The company offers management consulting on the protection of intellectual property rights. His clients include companies in the pharmaceutical, chemical and engineering industries. He is an adjunct professor of intellectual property rights at the Indian Institute of Technology, Bombay. Prior to 1996, from August 1991 to August 1996, he was the Head of Information Services and Patents at the Hindustan Lever Research Center. In 1986, he was elected as a fellow to the Maharashtra Academy of Sciences. In 1966, he received the National Science Talent Scholarship (NSTS). In 1977, he was awarded the Alexander von Humboldt Foundation Fellow (Germany). He is Honorary Scientific Consultant to the Principal Scientific Adviser to the Government of India. He is a Member of the National Expert Group on Issues linked to Access to Biological materials vis-à-vis TRIPS and CBD Agreements constituted by the Indian Ministry of Commerce and Industry. He is also a Member of the Editorial Board of the intellectual property rights journal “World Patent Information” published by Elsevier Science Limited, UK. He is a Consultant to the World Intellectual Property Organization (WIPO), Geneva in intellectual property rights capability building training programs in various parts of the world. In 1976, Dr. Ganguli received a PhD from the Tata Institute of Fundamental Research, Bombay in chemical physics. In 1971 he received a M.Sc. in Chemistry from the Indian Institute of Technology (Kanpur) and in 1969 he earned a BS from the Institute of Science (Bombay University).

Board of Directors

Our board of directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class A directors, consisting of Mr. Nathani and Mr. Shenoy, will expire at our annual meeting of stockholders to be held in 2010.  The term of office of the Class B directors, consisting of Mr. Prins and Dr. Krishna, will expire at the second annual meeting of stockholders. The term of office of the Class C director, consisting of Mr. Mukunda, will expire at the third annual meeting of stockholders.  The American Stock Exchange, where we are listed, has rules mandating that the majority of the board be independent.  Our board of directors will consult with counsel to ensure that the boards of directors’ determinations are consistent with those rules and all relevant securities laws and regulations regarding the independence of directors. The Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these standards, the board of directors has determined that Messrs. Krishna, Shenoy and Nathani are independent directors.

Committee of the Board of Directors

Our Board of Directors has established an Audit Committee currently composed of two independent directors who report to the Board of Directors.  Messrs. Krishna and Shenoy, each of whom is an independent director under the American Stock Exchange’s listing standards, serve as members of our Audit Committee.  In addition, we have determined that Mr. Shenoy is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-B of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.  We intend to locate and appoint at least one additional independent director to our Audit Committee to increase the size of the Audit Committee to three members.

The Audit Committee will monitor our compliance on a quarterly basis with the terms of our initial pubic offering.  If any noncompliance is identified, then the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with our initial pubic offering.  The Board currently does not have a or nominating and corporate governance committee.  However, all nominations are made by the majority of the independent directors of the Board.

Audit Committee Financial Expert

The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards.  The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  The Board of Directors has determined that Mr. Shenoy and Dr. Krishna satisfy the American Stock Exchange’s definition of financial sophistication and qualify as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Our Board of Directors has established a Compensation Committee currently composed of three directors who report to the Board of Directors.  Messrs. Krishna and Shenoy, each of whom is an independent director under the American Stock Exchange’s listing standards, and Mr. Prins serve as members of our Compensation Committee.  The Compensation Committee’s purpose is to review and approve compensation paid to our officers and directors and to administer the Stock Plan.

Nominating and Corporate Governance Committee

We intend to establish a nominating and corporate governance committee. The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the board of directors the candidates for election by stockholders or appointment by the board of directors to fill a vacancy, recommend to the board of directors the composition and chairs of board of directors committees, develop and recommend to the board of directors guidelines for effective corporate governance, and lead an annual review of the performance of the board of directors and each of its committees.

We do not have any formal process for stockholders to nominate a director for election to our board of directors. Currently, the entire board of directors decides on nominees, on the recommendation of one or more members of the board of directors. Any stockholder wishing to recommend an individual to be considered by our board of directors as a nominee for election as a director should send a signed letter of recommendation to the following address: India Globalization Capital, Inc. c/o Corporate Secretary, 4336 Montgomery Avenue, Bethesda, MD 20817.
Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. We may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The board of directors does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by our board members, execution officers or other sources.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange.  We have filed the code of conduct and ethics as Exhibit 99.1 to our Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on March 2, 2006.

Board Meetings

During the fiscal year ended March 31, 2008, our board of directors held five meetings. Although we do not have any formal policy regarding director attendance at our annual meetings, we will attempt to schedule our annual meetings so that all of our directors can attend. During the fiscal year ended March 31, 2008, all of our directors attended 100% of the meetings of the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of their ownership of shares with the Securities and Exchange Commission ).  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended March 31, 2008 were filed in a timely manner.

Director Compensation

Our directors do not currently receive any cash compensation for their service as members of the board of directors. We anticipate that in the near future we will pay varying levels of compensation to the current and newly elected non-employee directors of the Company for their services as directors in the future based on their eligibility to be members of our audit and compensation committees. We anticipate determining director compensation in accordance with industry practice and standards.

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services.  Mr. Mukunda is the Chief Executive Officer of IGN, LLC.  We believe, based on rents and fees for similar services in the Washington, DC metropolitan area, that the fee charged by IGN, LLC was at least as favorable as we could have obtained from an unaffiliated third party. The agreement with IGN with respect to such services initially provided that payments would cease upon the acquisition of Sricon and TBL.  However, as our indpendent directorshave approved the continuation of the agreement on a month-to-month basis having determined that the space and services are of benefit to the Company and, as noted above, they believe that the rates are at least as favorable as we could have obtained from an unaffiliated third party .

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors the annual compensation for the executive officers of the Company. This Committee has the responsibility for establishing, implementing, and monitoring the Company’s compensation strategy and policy. Among its principal duties, the Committee ensures that the total compensation of the executive officers is fair, reasonable and competitive.

Objectives and Philosophies of Compensation

The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products. The policy is designed to reward the achievement of specific annual and long-term strategic goals aligning executive performance with company growth and shareholder value. In addition, the Board of Directors strives to promote an ownership mentality among key leaders and the Board of Directors.

Setting Executive Compensation

The compensation policy is designed to reward performance. In measuring executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance as measured by revenue, gross margin and net income before taxes among other key performance indicators.

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside of management’s control. The Company does not subscribe to an exact formula for allocating cash and non-cash compensation. However, a significant percentage of total executive compensation is performance-based. Historically, the majority of the incentives to executives have been in the form of non-cash incentives in order to better align the goals of executives with the goals of stockholders.

Elements of Company’s Compensation Plan

The principal components of compensation for the Company’s executive officers are:

•	base salary

•	performance-based incentive cash compensation

•	right to purchase the company’s stock at a preset price (stock options)

•	retirement and other benefits

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•	market data;

•	internal review of the executives’ compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically evaluated annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Performance-Based Incentive Compensation

The management incentive plan gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company. So that stock-based compensation may continue to be a viable part of the Company’s compensation strategy, management is currently seeking shareholder approval of a proposal to increase the number of shares of Company common stock reserved for issuance pursuant to the Company’s Stock Plan.

Ownership Guidelines

To directly align the interests of the Board of Directors with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in the Company. Currently, the Compensation Committee recommends that each Board member own a minimum of 5,000 shares of the Company’s common stock with such stock to be acquired within a reasonable time following election to the Board.

Stock Option Program

The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels will be determined based on market data and will vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meeting. We anticipate that options will be awarded at the AMEX’s closing price of the Company’s Common Stock on the date of the grant. As of March 31, 2008, we had not granted any stock options under our Stock Plan.

Perquisites and Other Personal Benefits

The Company provides some executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Some executive officers are provided use of company automobiles and all employees can participate in the plans and programs described above.

Each employee of the Company is entitled to term life insurance, premiums for which are paid by the Company. In addition, each employee is entitled to receive certain medical and dental benefits and part of the cost is funded by the employee.

Accounting and Tax Considerations

The Company’s stock option grant policy will be impacted by the implementation of SFAS No. 123R, which was adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Compensation for Executive Officers of the Company

Prior to the acquisition of Sricon and TBL by the Company on March 8, 2008, we did not pay any cash compensation to our executive officers or their affiliates except as follows.   As described above in “Directors, Executive Officers And Special Advisors of the Company – Director Compensation”, we pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services, an amount which is not intended as compensation for Mr. Mukunda.   On or around November 27, 2006, we engaged SJS Associates, an affiliate of Mr. Selvaraj, which provides the services of Mr. John Selvaraj as our Treasurer.  We have agreed to pay SJS Associates $5,000 per month for these services.  Mr. Selvaraj is the Chief Executive Officer of SJS Associates.  Effective November 1, 2007 the Company and SJS Associates terminated the agreement.  We subsequently entered into a new agreement with SJS Associates on identical terms subsequent to the acquisition of Sricon and TBL. On May 22, 2008, the Company and its subsidiary India Globalization Capital Mauritius  (“IGC-M”) entered into an employment agreement (the “Employment Agreement”) with Ram Mukunda, pursuant to which he will receive a salary of $300,000 per year for services to IGC and IGC-M as Chief Executive Officer.   The Employment Agreement was approved in May 2008 and made effective as of March 8, 2008.  For fiscal year 2008, Mr. Mukunda was paid $15,000.

The annual executive compensation for the Chief Executive Officer and Chief Financial Officer of the Company is set out below.

Summary compensation of executive of Sricon

	FY 2006	FY 2007	FY 2008
Ram Mukunda	$0	$0	$15,000 (1)
John Selvaraj (2)	$0	$15,000	$35,000 (3)

(1)
Excludes an additional $4,355 due to Mr. Mukunda for the period ended March 31, 2008 as a result of the approval of his employment agreement in May 2008, which amount was paid to Mr. Mukunda in fiscal year 2009.

(2)	Paid to Mr. Selvaraj’s affiliated company SJS Associates.

(3)
Excludes an additional $3,871 due to SJS Associates for the period ended March 31, 2008 as a result of the approval of the new agreement with SJS Associates, which amount was paid to SJS Associates in fiscal year 2009.

Compensation for Executive Officers of Sricon

The annual executive compensation for the Chairman and Managing Director of Sricon is set out below.  The USD amounts are shown at a conversion rate of INR 40 to USD 1.

Summary compensation of executive of Sricon

	FY 2006	FY 2007	FY 2008
Mr. R Srivastava	INR 600,000	INR 600,000	INR 600,000
	USD 15,000	USD 15,000	USD 15,000

Compensation for Executive Officers of TBL

The annual executive compensation for the Managing Director of TBL is set out below.  The USD amounts are shown at a conversion rate of INR 40 to USD 1.

Summary compensation of executive of TBL

	FY 2006	FY 2007	FY 2008
Mr. Jortin Antony	INR 480,000	INR 480,000	INR 480,000
	USD 12,000	USD 12,000	USD 12,000

Compensation of Directors

No compensation was paid to the Company’s Board of Directors for the one year period ended March 31, 2008.

Certain Relationships and Related Transactions

As of March 31, 2008, there were no related party transactions other than the agreements with IGN, an affiliate of Ram Mukunda, and SJS Associates, an affiliate of John Selvaraj, described above . We are party to indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Employment Contracts

Ram Mukunda has served as President and Chief Executive Officer of the Company since its inception.  The Company, IGC-M and Mr. Mukunda entered into the Employment Agreement on May 22, 2008, which agreement was made effective as of March 8, 2008, the date on which the Company completed its acquisition of Sricon and TBL. A copy of this agreement was filed with the SEC in the Company’s Report on Form 8-K filed May 23, 2008 and is incorporated here by reference.

Pursuant to the agreement, the Company pays Mr. Mukunda a base salary of $300,000 per year. Mr. Mukunda is also entitled to receive a $150,000 bonus upon filing of the Company’s Form 10-K for the fiscal year ended March 31, 2008 and additional bonuses of at least $225,000 for meeting certain targets for net income (before one time charges including charges for employee options, warrants and other items) for fiscal year 2009 and of at least $150,000 for meeting targets with respect to obtaining new contracts.  The Agreement further provides that the Board of Directors of the Company may review and update the targets and amounts for the net revenue and contract bonuses on an annual basis.  The Agreement also provides for benefits, including insurance, 20 days of paid vacation, a car (subject to partial reimbursement by Mr. Mukunda of lease payments for the car) and reimbursement of business expenses. The term of the Employment Agreement is five years, after which employment will become at-will. The Employment Agreement is terminable by the Company and IGC-M for death, disability and cause.  In the event of a termination without cause, the Company would be required to pay Mr. Mukunda his full compensation for 18 months or until the term of the Employment Agreement was set to expire, whichever was earlier.

In partial consideration for the equity shares in Sricon purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 15, 2007 by and among IGC, Sricon and the Promoters or Sricon, the stockholders of Sricon as of the date of the acquisition, including Ravindra Lal Srivastava, who currently serves as the Chairman and Managing Director of Sricon, shall have the right to receive up to an aggregate of 418,431 equity shares of Sricon over a three-year period if Sricon achieves certain profit after tax targets for its 2008-2010 fiscal years.  The maximum number of shares the Promoters may receive in any given fiscal year is 139,477 shares.  If Sricon’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target, the Promoters shall receive a pro rated portion of the maximum share award for that fiscal year.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

In partial consideration for the equity shares in TBL purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 16, 2007 by and among IGC, TBL and the Promoters of TBL, Jortin Anthony, who currently serves as the Managing Director of TBL, shall have the right to receive  up to an aggregate of 1,204,000 equity shares of TBL over a five-year period if TBL achieves certain profit after tax targets for its 2008-2012 fiscal years.   The maximum number of shares Mr. Anthony may receive is 140,800 shares for fiscal year 2008 and 265,800 shares for each of the following fiscal years.  If TBL’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target Mr. Anthony shall receive a pro rated portion of the maximum share award for that fiscal year.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

Compensation Committee Interlocks and Insider Participation

Executive compensation is administered by a Compensation Committee comprised of two independent members of the Board of Directors, Ranga Krishna and Sudhakar Shenoy, and Richard Prins.  No executive officer of the Company served as a director or member of the compensation committee of any other entity.

Report of Compensation Committee on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Special Meeting of Shareholders.

Compensation Committee
Richard Prins, Chairman Ranga Krishna Sudhakar Shenoy

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than ____________, 2008.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 Special Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ RAM MUKUNDA

RAM MUKUNDA Chief Executive Officer

June __, 2008

Front Side of Proxy Card

INDIA GLOBALIZATION CAPITAL, INC.

Proxy for Special Meeting of Stockholders
This Proxy Is Solicited by the Board of Directors
And May Be Revoked Prior to Its Exercise

The undersigned hereby appoint(s) Ram Mukunda and John Selvaraj and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in India Globalization Capital, Inc. (“the Company”) which the undersigned is (are) entitled to vote at the Special Meeting of Stockholders of said Company to be held at the offices of Seyfarth Shaw, LLP, 815 Connecticut Ave, N.W., Suite 500, Washington, D.C. 20006 on Tuesday, July 15, 2008 at 10:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in the proxyholders’ discretion upon such other matters as may properly come before the meeting.

          The Shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted for proposal 1.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Reverse Side of Proxy Card

A vote FOR the following proposals is recommended by the Board of Directors:

1. To consider and vote upon a proposal to amend the Company’s 2008 Omnibus Incentive Plan to: (i)  increase the share reserve by 1,000,000 shares from 300,000 to 1,300,000 shares, to reduce the base number of outstanding shares used to calculate adjustments to the shares under the plan from 13,974,500 to 8,570,107 and to make additional clarifying changes to the Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

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